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                                                                     EXHIBIT 3.7



                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          SATCON TECHNOLOGY CORPORATION
                             Pursuant to Section 242
                        of the General Corporation Law of
                             THE STATE OF DELAWARE
                        ---------------------------------

         SatCon Technology Corporation (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         The Board of Directors of the Corporation duly adopted a resolution by Written Action dated January 17, 2000, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and directing that it be submitted to and considered by the stockholders of the Corporation for approval. The stockholders of the Corporation duly approved said proposed amendment at the Annual Meeting of Stockholders held on March 15, 2000 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:                  That the Board of Directors deems it advisable and in
                           the best interests of the Corporation and its stockholders that Article 4 of the Certificate of Incorporation of the Corporation be, and hereby is, deleted and is replaced in its entirety by the provisions attached hereto as Appendix 1 in order to increase the authorized number of shares of Common
                           Stock of the Corporation from 20,000,000 to 25,000,000.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this 15th day of March, 2000.

                                            SATCON TECHNOLOGY CORPORATION


                                            By:   /S/ DAVID B. EISENHAURE
                                                  ------------------------------
                                                  David B. Eisenhaure
                                                  Chief Executive Officer



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                                                                      APPENDIX 1


4. The total number of shares of stock which the Corporation shall have authority to issue is twenty-six million (26,000,000) shares, twenty-five million (25,000,000) of which shall be Common Stock, of the par value of One Cent ($.01) per share; and one million (1,000,000) of which shall be Preferred Stock, of the par value of One Cent ($.01) per share.

         Additional voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the shares of stock shall be determined by the Board of Directors of the Corporation from time to time.






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